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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 3, 2006

DAYBREAK OIL AND GAS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	000-50107	91-0626366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. Main Ave., Suite 1017 Spokane, WA	99201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (509) 462-0315

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873  (11-05)

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ITEM 3.02  UNREGISTERED SALES OF SECURITIES

On March 3, 2006, Daybreak Oil and Gas, Inc. began a private placement offering of its Common Stock (Shares). The shares are being sold as a “Unit” comprising two (2) shares of common stock and one (1) redeemable warrant to purchase one (1) share (a “Warrant Share”) exercisable at $2.00 for a period of five (5) years. The offering price is $1.50 per Unit. The “Minimum Offering” is 1,000,000 Units or $1,500,000. We intend to raise $5,000,001 in gross proceeds from the sale. This would be a total of 3,334,000 Units. Our private placement document allows for an oversubscription of up to twenty percent (20%), which could result in gross proceeds of $6,000,000 to the company.

The lead underwriter on the offering is Bathgate Capital Partners of Denver, Colorado. We will pay the Placement Agent (Bathgate Capital) a commission of 10% of the gross proceeds. The Placement Agent is also allowed an expense allowance of 3% of the gross proceeds and a due diligence fee of $15,000. We also plan on issuing warrants to the Placement Agent. If the Minimum Offering is received, we will sell to the Placement Agent for an aggregate purchase price of $100, warrants to purchase shares of common stock. For each 10 Units sold, the placement agent will purchase warrants to purchase 3 shares, two (2) of which will be exercisable at $0.75 per share and one (1) of which will be exercisable at $2.00 per share. The Placement Agent’s Warrants will be exercisable for a seven-year period.

The Units will only be sold to “Accredited Investors” as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended.

As of March 29, 2006 we have sold 1,114,869 Units for $1,672,304. This will result in 2,229,738 more shares of restricted common stock being issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Daybreak Oil And Gas, Inc.

(Registrant)

/s/Thomas C. Kilbourne

Thomas C. Kilbourne, Treasurer and Director

Date:     April 5, 2006